[THOMSON HINE LOGO]

                                 June 30, 2006

The James Advantage Funds
1349 Fairground Road
Beavercreek, Ohio 45385

RE: THE JAMES ADVANTAGE FUNDS, FILE NOS. 333-37277 AND 811-08411

Gentlemen:

      This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 13 to the Registration Statement, File Nos. 333-37277 and 811-08411 (the "Registration Statement"), of The James Advantage Funds (the "Trust").

      We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

      Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 13 is effective for purposes of applicable federal and state securities laws, the shares of the following: the James Balanced: Golden Rainbow Fund, the James Small Cap Fund, the James Market Neutral Fund, the James Equity Fund and the James Mid Cap Fund (collectively, the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

      We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 13 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

                                                     Very truly yours,

                                                     Thompson Hine LLP

DSM/JMS